EXHIBIT 10.1

AGREEMENT

This Agreement (this “Agreement”) between WENDY’S/ARBY’S GROUP, INC., a Delaware corporation (the “Company”), and TRIAN FUND MANAGEMENT, L.P., a Delaware limited partnership (“Trian”), is entered into as of the 10th day of June, 2009.

        WHEREAS, the Company is engaged in the quick service restaurant business (the “Business”);

WHEREAS, Trian is engaged in the investment management business and has significant operating, financial and strategic expertise, particularly in the Business;

WHEREAS, the Company and Trian are parties to a Services Agreement dated as of April 30, 2007, as amended (the “Prior Services Agreement”), pursuant to which Trian provides certain transition and other services to the Company, which Prior Services Agreement shall terminate on June 30, 2009 (the “Effective Date”);

WHEREAS, the Company no longer requires the transition services provided pursuant to the Prior Services Agreement but desires to obtain certain ongoing services of the nature of certain of the services provided pursuant to the Prior Services Agreement; and

WHEREAS, management of the Company and the Board of Directors of the Company  have determined that it is in the Company’s best interests to obtain such services from Trian from and after the Effective Date on the terms and conditions set forth herein.

In consideration of the mutual covenants contained herein, the parties hereto hereby agree as follows:

1.           Term.  The term of this Agreement shall commence on the Effective Date and shall continue until June 30, 2011, unless sooner terminated pursuant to the terms of this Agreement (the “Term”).

2.           Services.  Trian shall provide to the Company and its subsidiaries and, if applicable, any ultimate parent of the Company and its subsidiaries (collectively, the “Company Entities”) during the Term the following services (collectively, the “Services”):

a.           consultation and advice in connection with sourcing, evaluating and executing (including, without limitation, preparing financial models and other analyses and reviewing documentation) acquisitions of the capital stock or assets of other quick service restaurant businesses or other related or complementary businesses or assets;

b.           consultation and advice with respect to corporate finance and investment banking, including, without limitation, evaluating and executing capital markets and debt financing transactions and advice and assistance in connection with the negotiation of agreements, contracts, documents and instruments related thereto;

c.           consultation and advice with respect to strategic initiatives to increase stockholder value, including, without limitation, financial, managerial and operational advice in connection with the Business, including advice with respect to the development and implementation of strategies for improving the operating and financial performance of the Company;

d.           consultation and advice in connection with legal matters relating to the foregoing; and

e.           such other services related to the foregoing as management of the Company shall reasonably request from time to time.

Each of Nelson Peltz, Peter W. May and Edward P. Garden, principals of Trian, shall devote such time and efforts to the performance of the services contemplated hereby as shall be reasonably necessary or appropriate to provide the Services hereunder.  In addition, Trian shall commit such resources, including personnel, as shall be reasonably necessary or appropriate to perform the Services hereunder.

3.           Quarterly Reporting.  Trian shall report to the Company from time to time, and in any event, no less frequently than once each fiscal quarter during the Term, as to the Services provided during such quarter pursuant to this Agreement.

4.           Fees.  (a)  In consideration of the provision of the Services, the Company shall pay to Trian a service fee of $250,000 per quarter, payable in advance commencing July 1, 2009.

(b)           In the event that Trian shall provide substantial assistance to the Company in connection with a merger and acquisition, corporate finance and/or similar transaction that is consummated at any time during the period commencing on the date hereof and ending six months following the expiration of the Term, the parties shall negotiate in good faith with respect to a success fee, if any, payable by the Company to Trian in connection therewith; provided, however, that (i) any such fee shall be reasonable and customary for engagements similar in scope between unaffiliated parties negotiating at arms’ length with respect to transactions similar in size and complexity and (ii) any such fee shall be approved by the Audit Committee of the Board of Directors.

5.           Expenses.  Trian shall be entitled to reimbursement for reasonable and necessary out-of-pocket expenses incurred by Trian in connection with the provision of the Services; provided that Trian shall first notify and seek approval from the Company prior to incurring any expense in excess of $10,000 during a single calendar quarter.  Trian shall submit to the Company from time to time a bill in respect of the out-of-pocket expenses incurred pursuant to this Section 5.  Invoices will be in such reasonable detail as to identify the out of-pocket expenses billed and, if requested by the Company, Trian shall submit copies of the invoices from such third parties for such expenses.  The Company shall pay in cash to Trian the full amount of such approved expenses within 30 days after receipt of such bill from Trian.

6.           Insurance.  During the Term and for a six-year period thereafter (the “Coverage Period”), the Company shall use its reasonable efforts to cause the individuals listed on Annex A hereto (as such list may be amended from time to time by written notice from Trian to the Company, the “Covered Individuals”) to be named on the Company’s directors’ and officers’ liability policy and employed lawyers professional liability insurance policy.  If either such policies is cancelled or otherwise terminated during the Coverage Period, and a replacement policy with terms and conditions that are, in the aggregate, no less favorable to the insured with respect to claims arising from acts or omissions arising prior to and including such cancellation or termination date than are currently in effect is not put into effect without any lapse in coverage, the Company shall obtain extended reporting or tail coverage on the applicable insurance policy for the benefit of the Covered Individuals on terms and conditions that are, in the aggregate, no less favorable to the insured with respect to claims arising from acts or omissions arising prior to and including the cancellation or termination date than are currently in effect; provided, that such extended reporting or tail coverage can be obtained and maintained on commercially reasonable terms and at a cost to the Company not greater than 200% of the aggregate annual premium for the directors’ and officers’ liability insurance policy and/or employed lawyers professional liability insurance policy, as applicable, maintained by the Company on the date hereof; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company shall be obligated to obtain policies with the greatest coverage available for a cost not exceeding such amount.

7.           Limitation of Liability; Indemnification.  (a) Trian shall have no liability with respect to, and shall not be obligated to indemnify and hold harmless the Company, or its affiliates, officers, directors, employees, agents or other representatives, from or against any cost, loss, expense, damage or liability arising out of or otherwise in respect of the performance by Trian of the services hereunder; provided that Trian shall indemnify and hold harmless the Company and its affiliates, officers, directors, employees, agents and other representatives of the Company from and against any such cost, loss, expense, damage or liability resulting from the gross negligence, willful misconduct or fraud of Trian or any of its officers, employees, partners, members or agents.  The Company shall indemnify and hold harmless Trian, its affiliates, officers, directors, employees, agents or other representatives from and against any cost, loss, expense, damage or liability arising out of or otherwise in respect of the performance by Trian of the services hereunder other than any such cost, loss, expense, damage or liability resulting from the gross negligence, willful misconduct or fraud of Trian or any of its officers, employees, partners, members or agents.

(b)           Notwithstanding the terms of any indemnification agreement between the Company and those persons who will be providing services to the Company under this Agreement (each an “Indemnification Agreement”), each such Indemnification Agreement shall continue in full force and effect with respect to the services provided hereunder subject to thee exclusions set forth in clause (a) above.  The indemnification pursuant to the Indemnification Agreements shall not be deemed exclusive of any other rights to which such persons may be entitled under the Company’s Certificate of Incorporation or By-laws or under any other agreement, contract of insurance, vote of stockholders or disinterested directors, or otherwise, or of the broader power of the Company to indemnify an agent of the company as authorized by Delaware law.

8.           Independent Contractor.  Employees of Trian engaged in performing the Services shall be considered to be providing services to the Company as its consultants.  Under no circumstances shall they be considered to be employees of the Company or any of its subsidiaries.  In performing the Services, Trian shall be an independent contractor and neither party hereto shall be deemed to be an agent, partner or co-venturer of the other due to the terms and provisions of this Agreement.  For the avoidance of doubt, neither Trian nor any of its employees, partners, officers or agents shall have any right, power or authority to bind the Company in any manner whatsoever.

9.           Confidential and Proprietary Information.  (a)  The Company may, in connection with the provision of the Services hereunder, provide to Trian or its employees, partners and officers and confide in any of them confidential and proprietary information (collectively, the “Confidential Information”), including, without limitation, (i) business  methods and systems, techniques and methods of operation developed by the Company or its affiliates and which Trian recognizes to be unique assets of the Business of the Company and its affiliates; (ii) any research or data of any kind; or (iii) any information relating to strategic plans or the financial condition of the Company or its affiliates that is not generally known to the public.  Neither Trian nor any of the individuals that provide the Services shall, either during or at any time after the Term, directly or indirectly, in any manner utilize or disclose any Confidential Information to any individual, firm, corporation, company, association or other entity without the prior consent of the Company (unless legally compelled to do so, but subject to the provisions of Section 5(b) below).  The term “Confidential Information” does not include information, knowledge or factual data that: (A) becomes part of the public knowledge or literature other than by reason of any inaction or action of Trian or any of the individuals providing the Services in violation of this Agreement; (B) was disclosed to Trian or any of the individuals that provide the Services without restriction by a third party that is known by Trian or any of the individuals that provide the Services, after reasonable inquiry, to have the right to disclose the same; or (C) was independently developed by Trian or its agents.  Trian further covenants and agrees that, upon the Company’s written request, it will (and it will cause the individuals that provide the Services to) promptly deliver to the Company all tangible evidence or any electronic copies of Confidential Information.

(b)           If Trian or any individual that provides the Services becomes legally compelled (by deposition, interrogatory, request for documents, order, subpoena, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body) to disclose any Confidential Information, then, to the extent legally permissible, Trian will give notice of such requirement to the Company as promptly as practicable so that the Company or any of its affiliates may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement.  If such protective order or other remedy is not obtained, and regardless of whether or not compliance with the provisions hereof is waived, then only that portion of the Confidential Information that Trian is advised in writing by counsel is legally required to be disclosed (which counsel shall be reasonably satisfactory to the Company), will be disclosed by Trian or the individual that provides the Services, and commercially reasonable efforts will be made by Trian to obtain assurance that confidential treatment will be afforded such portion of such Confidential Information; provided that the Company shall, at Trian’s option, either advance the third party costs and expenses necessary for Trian to seek to obtain such confidential treatment or promptly reimburse Trian for its out-of-pocket costs and expenses incurred to seek to obtain such assurance of confidential treatment hereunder.

(c)           The provisions herein governing Confidential Information shall be separate and in addition to any other agreements or obligations that Trian and its partners, employees or agents may be subject to regarding the confidential, trade secret and/or proprietary nature of information related to the Company or its affiliates and the provisions set forth herein shall not in any way supersede or otherwise limit any such other agreements or obligations.

11.           Entire Agreement.  This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof.  For the avoidance of doubt, the Prior Services Agreement shall continue in full force and effect until the Effective Date.

12.           Notices.  Any notice made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, return receipt requested, as follows:

To the Company at:

Wendy’s/Arby’s Group, Inc.
1155 Perimeter Center West
Suite 1200
Atlanta, Georgia 30338
Attn:  General Counsel

To Trian at:

Trian Fund Management, L.P.
280 Park Avenue, 41st Floor
New York, New York 10017
Attn:  Chief Legal Officer

13.           Waivers and Amendments.  No provision of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the parties.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

14.           Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party.  Notwithstanding the foregoing, the Company (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of the business or assets of the Company.

15.           No Third-Party Beneficiaries.  The persons that will be providing services to the Company pursuant to this Agreement shall be deemed to be third-party beneficiaries of the provisions set forth in Section 7 of this Agreement.  Except as provided in the preceding sentence, nothing in this Agreement shall confer any rights upon any person that is not a party or a successor or permitted assignee of a party to this Agreement.

16.           Governing Law.  Notwithstanding the place where this Agreement may be executed by either of the parties hereto, the parties expressly agree that all terms and provisions hereof shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly performed, and to transactions wholly consummated, within that State.

17.           Termination.  This Agreement may be terminated (a) at any time by the written agreement of the parties, (b) by either party 20 days following written notice to the other party of a material breach of this Agreement by such other party or (c) by the Company 20 days following written notice to Trian of a breach by Messrs. Peltz, May and Garden of any agreements or commitments to the Company or the failure or inability of Trian to deliver the services of Messrs. Peltz, May and Garden provided for hereunder, in the case of each of (b) and (c), if such breach or failure has not been cured during such 20-day period.

18.           Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof, that the parties are not able to resolve after good faith efforts over a period of 15 days shall be settled by a single arbitrator in an arbitration conducted in the Borough of Manhattan, The City of New York, and administered by the American Arbitration Association (the “AAA”).  Such arbitration shall be under the Commercial Arbitration Rules of the AAA and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Each party shall be responsible for its own fees and costs associated with such arbitration.

19.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

Agreed to and accepted as of the 10th day of June, 2009.

WENDY’S/ARBY’S GROUP, INC.

By:          /s/ NILS H. OKESON
Name: Nils H. Okeson
Title: SVP, General Counsel and Secretary

TRIAN FUND MANAGEMENT, L.P.

By:         Trian Fund Management GP, LLC
its General Partner

By:          /s/ EDWARD P. GARDEN
Name: Edward P. Garden
Title: Member

ANNEX A

D&O Policy

Nelson Peltz
Peter W. May
Edward P. Garden
Brian L. Schorr
Stuart I. Rosen
Greg Essner
Anne A. Tarbell
Chad Fauser
David I. Mosse
Joshua Frank
Brian Jacoby
Brian Baldwin
Steve Balcerski
Matthew Peltz

Employed Lawyers Policy

Brian L. Schorr
Stuart I. Rosen
David I. Mosse